Exhibit 21

SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Percentage of Ownership

Logic Express Ltd.	British Virgin Islands	100.00%
Shandong Taibang Biologic Products., Ltd	PRC	82.76%
Xia Jin Plasma Company	PRC	82.76%
He Ze Plasma Company	PRC	82.76%
Yang Gu Plasma Company	PRC	82.76%
Zhang Qiu Plasma Company	PRC	82.76%
Qi He Plasma Company	PRC	82.76%
Huan Jiang Plasma Company	PRC	82.76%
Fang Cheng Plasma Company	PRC	66.21%
Shandong Missile Medical Company	PRC	82.76%
Pu Bei Plasma Company	PRC	82.76%
Logic Holding (Hong Kong) Limited	Hong Kong	100.00%
Dalin Biologic Technologies Co., Ltd.	PRC	90.00%
Xi’an Huitian Blood Products Co., Ltd.	PRC	35.00%
Guiyang Qianfeng Biological Products Co., Ltd.	PRC	48.60%
Guiyang Qianfeng Renyuan Biomaterial Co., Ltd.	PRC	22.50%
Pu Ding Plasma Company	PRC	41.31%
Huang Ping Plasma Company	PRC	41.31%
Dan Zhai Plasma Company	PRC	41.31%
Wei Ning Plasma Company	PRC	41.31%
Na Yong Plasma Company	PRC	41.31%
San Sui Plasma Company*	PRC	41.31%
Zhen Yuan Plasma Company*	PRC	41.31%

*The completion of the assets transfer from the state-owned plasma collection stations to these registrant's indirectly owned plasma collection companies is pending the outcome of an administrative proceeding in Guizhou Province, China disclosed in this Quarterly Report on Form 10-Q under the heading “Legal Proceedings – Administration Interference.”